Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION EXPERT

Phillips Edison & Company, Inc.:

We hereby consent to the reference to our name and description of our role in the valuation process of Phillips Edison & Company, Inc. (the “Company”) included in the Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-209506) and the related prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

Chicago, Illinois
Date: March 11, 2020